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                                                                    EXHIBIT 10.2

[LOGO]

6/15/98
501 Forest Avenue #701
Palo Alto, CA 94301

Ms. Mala Anand

Dear Ms. Anand,

I am very pleased to offer you the position of software.net's Vice President of Engineering. As Vice President of Engineering, you will report directly to Mark Breier in his capacity as software.net's CEO.

Your salary will be $185,000 annually, and will generally be reviewed on an annual basis. In addition, during your employment, you will be eligible for all benefits made available to other similarly situated employees of the company from time to time. These benefits may be added to or deleted from the benefits package offered by the company at any time at the discretion of the Board of Directors of the company.

When you commence your employment with the company, the company intends to grant you a stock option to purchase 180,000 shares of the company's common stock. One quarter (1/4) of the option shares (45,000) will become exercisable after you have completed one full year of employment with the company, and, thereafter one forty-eighth (1/48) of the option shares (3750.00) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws.

In addition, you will be eligible for two (2) bonus payouts, which will be paid to you according to the following schedule. The first bonus payout will be $15,000 after 6 months of employment, and the second bonus payout will be $15,000 after 12 months of employment.

At all times your employment will be "at will". Under California law this means that it is not for a specified period of time and at any time either you or the company can terminate the employment, with or without cause, by giving notice to the other party.

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              3031 Tisch Way  o  Suite 900  o  San Jose, CA 95128
             408.556.9300  o  Fax 408.241.8258  o  www.software.net
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Mala, we look forward to having you join the team and believe you have the ability to make a significant contribution to our success. If you are in agreement with the terms of this offer, please sign below and return it to me on or before June 16, 1998.



Sincerely,

/s/ KASHIF SHAN

Kashif Shan
Sr. Human Resources Representative



Agreed:

/s/        MALA ANAND
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Mala Anand


Start Date:
               7/6/98
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